March 15, 1999

CONFIDENTIAL

Office of Small Business Policy
Division of Corporation Finance
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:Cytation.com Incorporated-
        Opinion re Legality of Securities to be Issued

Ladies and Gentlemen:

     I have acted as special counsel for Cytation.com Incorporated, a New York corporation (the "Registrant"), in connection with the execution, delivery and performance of a Plan of Merger executed between the Registrant and Cytation Corporation (hereinafter referred to as "Disappearing Corporation"), whose corporate address is 809 Aquidneck Avenue, Middletown, Rhode Island 02842.

     In connection with this matter, I have examined the originals or copies certified or otherwise identified to my satisfaction of the following:

(a) Articles of Incorporation of the Registrant and Disappearing Corporation, as amended to date;

(b) By-laws of the Registrant and Disappearing Corporation, as amended to date;

(c) Certificates from the Secretary of State of the States of New York and Rhode Island, dated as of a recent date, stating that the Registrant and the Disappearing Corporation are duly incorporated and in good standing in their respective states of incorporation;

(d) Certificates from the Secretary of State of the State of New York and Rhode Island, dated as of a recent date, stating that the Registrant and the Disappearing Corporation are duly qualified to do business and are in good standing in their respective states of incorporation and have filed all required reports and paid all taxes due;

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(e) Certificates from the Secretary of State of the States of New York and
Rhode Island dated as of a recent date for the Registrant and the Disappearing Corporation listing all charter documents on file, attaching a copy of each charter document so listed, and certifying as to the true nature of each such copy;

(f) Certificate of the Registrant and the Disappearing Corporation, dated the date hereof, described in the Plan of Merger between the Disappearing Corporation and the Registrant;

(g) Certificate of the Secretary of the Registrant and the Disappearing Corporation, dated the date hereof, relating to various matters of fact;

(h) Resolutions of the Board of Directors of the Registrant adopted on February 12, 1999, authorizing the issuance of six million four hundred sixty-five thousand four hundred thirty-eight (6,465,438) of Registrant shares, the execution and delivery of the Plan of Merger between the Disappearing Corporation and the Registrant, the filing of said documents, and establishing the market value per share for the shares that will be issued;

(i) Executed copy of the Plan of Merger;

In addition to the foregoing, I have also relied as to matters of fact upon the representations made by the Registrant in compliance with due diligence requirements submitted by my office and related certificates and upon representations made by the Registrant. Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as I have deemed applicable or relevant to this opinion, it is my opinion that:

1. The Registrant and the Disappearing Corporation have been duly incorporated and are validly existing as corporations in good standing under the laws of the jurisdiction of their incorporation and have full corporate power and authority to own their properties and conduct their businesses; the Registrant and the Disappearing Corporation are duly qualified as foreign corporations and are in good standing in New York and in each other jurisdiction in which the ownership or leasing of property requires such qualification (except for those jurisdictions in which the only material consequence of a failure to be so qualified, other than potential penalties not individually or in the aggregate material to the Registrant or the Disappearing Corporation taken as a whole, is that actions may not be brought in the courts of such jurisdictions by the Registrant until its failure to so qualify, if required, has been cured);

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2.  The authorized capital stock of the Registrant consists of 100,000,000 shares of Common Stock, .0001 par value, of which there are outstanding 1,204,071 shares. Proper corporate proceedings have been taken validly to authorize such authorized capital stock; all the outstanding shares of such capital stock (including the Shares) have been duly and validly issued and are fully paid and nonassessable; the shareholders of the Registrant have no preemptive rights with respect to the Common Stock of the Registrant;

3. The Registrant timely files reports and is current with respect to all reports required to be filed on behalf of the Registrant, pursuant to Section 12, 13 and/or 15 of the Securities Exchange Act of 1934 (the "Exchange Act") and, to the best of my knowledge, no stop order suspending the effectiveness of any registration statement, Exchange Act filing, or suspending or preventing trading on the Over-the-Counter ("OTC") Bulletin Board is in effect and no proceedings for that purpose have been instituted or are pending or contemplated by the N.A.S.D.;

4. The Registrant's reports (except as to the financial statements contained therein, as to which I express no opinion) comply as to form in all material respects with the requirements of the Exchange Act and with the rules and regulations of the Securities and Exchange Commission thereunder;

5. On the basis of information developed and made available to me, the accuracy or completeness of which has not been independently verified by me, I have no reason to believe that the Plan of Merger or the Exchange Act reports (except as to the financial statements contained therein, as to which I express no opinion) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

6. The information required to be set forth in the Plan of Merger is, to the best of my knowledge, accurately and adequately set forth therein in all material respects or no response is required with respect to such items, and, to the best of my knowledge, the description of the Registrant's plans and agreements granted thereunder accurately and fairly represents the information required to be shown with respect to said plans, agreements, and reports by the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder;

7. The terms and provisions of the capital stock of the Registrant conform to the description thereof contained in all filed reports under the caption "Description of Common Stock" and have been reviewed by me and insofar as such statements constitute a summary of the law or documents

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referred to therein, are correct in all material respects, and the forms of certificates evidencing the Common Stock comply with the New York law;

8. The descriptions in the filed reports and Plan of Merger of material contracts and other material documents are fair and accurate in all material respects; and I do not know of any franchises, contracts, leases, licenses, documents, statutes or legal proceedings, pending or threatened, which in my opinion is of a character required to be described in the filed reports and Plan of Merger or to be filed as exhibits to the reports or Plan of Merger, which are not described and filed as required;

9. The Plan of Merger has been duly authorized, executed, and delivered by the Registrant and constitutes the valid and legally binding obligation of the Registrant except as the indemnity provisions thereof may be limited by the principles of public policy;

10. The issuance of six million four hundred sixty-five thousand four hundred thirty eight (6,465,438) Shares of the Registrant as contemplated by the Plan of Merger will not conflict with, or result in a breach of, any material agreement or instrument known to me which the Registrant is a party or by which it is bound, or any applicable law or regulation, or, so far as is known by us, any order, writ, injunction or decree applicable to the Registrant of any jurisdiction, court or governmental instrumentality, or the Articles of Incorporation or By-laws of the Registrant;

11. To the best of my knowledge and belief after due inquiry, there are no holders of Common Stock or other securities of the Registrant having registration rights with respect to such securities on account of the filing of a registration statement who have not effectively waived such rights; and

12. No consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by the Registrant of the transactions on its part contemplated by the Plan of Merger, except such as have been obtained under the Exchange Act and such as may be required under state or other securities or blue sky laws in connection with the distribution of the Shares to the shareholders of the Disappearing Corporation.

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In addition, I have participated in conferences with representatives of the
Disappearing Corporation and the Registrant and accountants for the Disappearing Corporation at which the contents of the Plan of Merger were discussed. Although I have not verified the accuracy or completeness of the statements contained in the Plan of Merger (other than the caption "Description of Common Stock"), I advise you that on the basis of foregoing, I have no reason to believe that the Plan of Merger, as of the effective date, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements or other financial data contained in the Plan of Merger as to which I am not called upon to and do not express any opinion).

This letter is furnished to you as for filing purposes on behalf of the Company, and is solely for the benefit of the United States Securities and Exchange Commission.

                              Respectfully,

                              /s/ Mark T. Thatcher

                              Mark T. Thatcher, Esq.
                              Atty Reg. No. 25-275 CO
                              Atty Reg. No. 453658 DC